Exhibit 12.1

School Specialty, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Three Months Ended July 28, 2012	2012		2011		Fiscal Year 2010	2009	2008
Earnings
Income/(loss) before income taxes -
Continuing operations	$18,515	$(132,362)		$(428,367)		$44,231	$45,100	$62,855
Discontinued operations	—	—		—		—	—	(10,230)

Subtotal	18,515	(132,362)		(428,367)		44,231	45,100	52,625
Plus:
Fixed charges	10,607	29,551		30,415		33,258	33,251	34,408
Amortization of capitalized interest	36	146		146		146	104	72
Less interest capitalized during period	—	(172)		(172)		(180)	(70)	(272)

	$29,158	$(102,837)		$(397,978)		$77,455	$78,385	$86,833

Fixed Charges
Interest (expensed or capitalized)	$7,145	$24,343		$25,538		$27,773	$28,174	$29,243
Estimated portion of rent expense representative of interest	677	2,515		2,513		2,872	3,117	3,206
Amortization of deferred financing fees	2,785	2,569		2,364		2,613	1,960	1,959

	$10,607	$29,427		$30,415		$33,258	$33,251	$34,408

Ratio of earnings to fixed charges	2.7	(3.5	) (1)	(13.1	) (2)	2.3	2.4	2.5

(1)	Earnings for fiscal 2012 were inadequate to cover fixed charges. The coverage deficiency was $132,000.
(2)	Earnings for fiscal 2011 were inadequate to cover fixed charges. The coverage deficiency was $428,000.

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